FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Third Quarter Results

FORT LAUDERDALE, Fla., November 3, 2022 - Pediatrix Medical Group, Inc. (NYSE: MD), the nation’s leading provider of highly specialized health care for women, children and babies, today reported earnings from continuing operations of $0.35 per share for the three months ended September 30, 2022. On a non-GAAP basis, Pediatrix reported Adjusted EPS from continuing operations of $0.40.

For the 2022 third quarter, Pediatrix reported the following results from continuing operations:

•
Net revenue of $490 million;
•
Income from continuing operations of $29 million; and
•
Adjusted EBITDA of $58 million.

“We are disappointed in our third-quarter operating results, which reflected operational challenges in billing and collections and modest headwinds in volumes and payor mix,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “We have taken significant steps to address what we have identified as priority areas for enhanced resources and processes in revenue cycle management. We have also executed internal plans that will benefit our corporate cost structure beginning in the fourth quarter. Combined, we intend for these steps to position us for improving revenue and bottom-line performance. To assist our efforts, R1, as our revenue cycle partner, is providing enhanced support in a variety of ways to help effectuate our expected improvement, which is incorporated in our updated outlook for 2022 Adjusted EBITDA.”

Operating Results from Continuing Operations – Three Months Ended September 30, 2022

Pediatrix’s net revenue for the three months ended September 30, 2022 was $489.9 million, compared to $492.9 million for the prior-year period. Pediatrix’s overall same-unit revenue decreased by 3.2 percent, partially offset by revenue growth driven by net acquisition activity.

Same-unit revenue from net reimbursement-related factors declined by 3.5 percent for the 2022 third quarter as compared to the prior-year period. This net decrease primarily reflects the impact of certain revenue cycle management transition activities and a modest decline in the percentage of services reimbursed by commercial and other non-government payors compared to the prior-year period, partially offset by increases in contract and administrative fees. The percentage of services reimbursed by commercial and other non-government payors declined by approximately 120 basis points compared to the prior-year period.

Same-unit revenue attributable to patient volume increased by 0.3 percent for the 2022 third quarter as compared to the prior-year period, with growth in other pediatric services, primarily newborn nursery, maternal-fetal medicine, pediatric cardiology and other pediatric services partially offset by declines in neonatology services. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and nine months ended September 30, 2022. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Hospital-based patient services	(0.6)%	0.8%
Office-based patient services	3.5%	2.8%

Neonatology services (within hospital-based services):
Total births	(0.8)%	0.9%
Neonatal intensive care unit (NICU) days	(1.4)%	0.2%

For the 2022 third quarter, practice salaries and benefits expense was $342.9 million, compared to $328.8 million for the prior-year period. This increase primarily reflects same-unit clinical compensation increases, as well as salary increases related to acquisitions completed over the past year, partially offset by decreases in incentive compensation expense.

For the 2022 third quarter, general and administrative expenses were $57.9 million, as compared to $66.9 million for the prior-year period. The net decrease of $9.0 million is primarily related to cost reductions from net staffing reductions, lower incentive compensation expense based on operating results and a net savings in revenue cycle management expenses.

For the third quarter of 2022, transformational and restructuring related expenses totaled $1.0 million, compared to $4.2 million for the third quarter of 2021. The expense recorded during the third quarter of 2022 related predominantly to contract terminations and modest consulting fees.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $58.3 million for the 2022 third quarter, compared to $73.4 million for the prior-year period.

Depreciation and amortization expense was $9.0 million for the third quarter of 2022 compared to $8.2 million for the third quarter of 2021.

Investment and other income was $0.6 million for the third quarter of 2022, compared to $1.7 million for the third quarter of 2021. This decrease primarily reflects the reimbursement received in the prior year period related to the transition services provided to the buyer of one of the Company’s divested medical groups.

Interest expense was $9.5 million for the third quarter of 2022 compared to $17.6 million for the third quarter of 2021. This decrease reflects lower total debt and lower interest rates from the Company’s previously-disclosed refinancing transactions completed during the first quarter of 2022.

Pediatrix generated income from continuing operations of $28.8 million, or $0.35 per diluted share, for the 2022 third quarter, based on a weighted average 82.8 million shares outstanding. This compares with income from continuing operations of $31.8 million, or $0.37 per diluted share, for the 2021 third quarter, based on a weighted average 86.1 million shares outstanding. The decrease in weighted average shares outstanding is related to the share repurchases completed during 2022.

For the third quarter of 2022, Pediatrix reported Adjusted EPS from continuing operations of $0.40, compared to $0.46 for the third quarter of 2021. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events.

Operating Results from Continuing Operations – Nine Months Ended September 30, 2022

For the nine months ended September 30, 2022, Pediatrix generated revenue from continuing operations of $1.46 billion, compared to $1.41 billion for the prior-year period. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2022 was $174.5 million, compared to $184.4 million for the prior year. Pediatrix generated income from continuing operations of $38.6 million, or $0.45 per share, for the nine months ended September 30, 2022, based on a weighted average 84.8 million shares outstanding, which compares to income from continuing operations of $67.7 million, or $0.79 per share, based on a weighted average 85.8 million shares outstanding for the first nine months of 2021. For the nine months ended September 30, 2022, Pediatrix reported Adjusted EPS from continuing operations of $1.20, compared to $1.11 in the same period of 2021.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $8.7 million at September 30, 2022, compared to $387.4 million on December 31, 2021, and net accounts receivable were $294.4 million. As previously disclosed, during the first quarter of 2022 the Company used cash on hand, together with proceeds from the new issuance of debt, to redeem its $1.0 billion in outstanding principal amount of 6.25% Senior Notes due 2027 and pay related fees and expenses.

For the third quarter of 2022, Pediatrix generated cash from continuing operations of $88.4 million, compared to $67.2 million for the third quarter of 2021. During the third quarter of 2022, the Company used $21.5 million to fund the repurchase of 1.1 million shares under the Company’s previously announced repurchase program and $6.9 million to fund capital expenditures.

At September 30, 2022, Pediatrix had total debt outstanding of $739 million, consisting of its $400 million in 5.375% Senior Notes due 2030; $244 million in borrowings under its Term A Loan; and $95 million in borrowings under its revolving line of credit.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and nine months ended September 30, 2022 and 2021 is provided in the financial tables of this press release.

2022 Outlook

Pediatrix anticipates that its 2022 Adjusted EBITDA, as defined above, will be in a range of $240 million to $245 million. This outlook reflects Adjusted EBITDA for the first nine months of 2022 of $174.5 million.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET November 18, 2022 by dialing 866.207.1041, access Code 5783034. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is the nation’s leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by more than 20 pediatric subspecialties, as well as a newly expanded area of pediatric primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 4,800 affiliated physicians and other clinicians in 37 states and Puerto Rico. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog.  Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s name change; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the impact of surprise billing legislation and its implementation; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$489,915	$492,949	$1,458,177	$1,412,661
Operating expenses:
Practice salaries and benefits	342,850	328,759	1,016,762	964,806
Practice supplies and other operating expenses	31,857	26,122	90,189	72,516
General and administrative expenses	57,888	66,892	180,340	204,376
Gain on sale of building	—	—	—	(7,280)
Depreciation and amortization	8,956	8,151	26,500	24,288
Transformational and restructuring related expenses	977	4,232	7,736	19,042
Total operating expenses	442,528	434,156	1,321,527	1,277,748
Income from operations	47,387	58,793	136,650	134,913
Investment and other income	617	1,686	2,336	11,829
Interest expense	(9,516)	(17,595)	(29,743)	(52,119)
Loss on early extinguishment of debt	—	—	(57,016)	(14,532)
Equity in earnings of unconsolidated affiliate	371	550	1,319	1,622
Total non-operating expenses	(8,528)	(15,359)	(83,104)	(53,200)
Income from continuing operations before income taxes	38,859	43,434	53,546	81,713
Income tax provision	(10,051)	(11,594)	(14,982)	(14,002)
Income from continuing operations	28,808	31,840	38,564	67,711
Income (loss) from discontinued operations, net of tax	1,920	(1,052)	(1,892)	15,716
Net income	30,728	30,788	36,672	83,427
Net loss attributable to noncontrolling interest	—	7	4	21
Net income attributable to Pediatrix Medical Group, Inc.	$30,728	$30,795	$36,676	$83,448
Per common and common equivalent share data (diluted):
Income from continuing operations	$0.35	$0.37	$0.45	$0.79
Income (loss) from discontinued operations	$0.02	$(0.01)	$(0.02)	$0.18
Net income attributable to Pediatrix Medical Group, Inc.	$0.37	$0.36	$0.43	$0.97
Weighted average common shares	82,776	86,096	84,821	85,759

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$28,808	$31,847	$38,568	$67,732
Interest expense	9,516	17,595	29,743	52,119
Gain on sale of building	—	—	—	(7,280)
Loss on early extinguishment of debt	—	—	57,016	14,532
Income tax provision	10,051	11,594	14,982	14,002
Depreciation and amortization expense	8,956	8,151	26,500	24,288
Transformational and restructuring related expenses	977	4,232	7,736	19,042
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$58,308	$73,419	$174,545	$184,435

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2022		2021
Weighted average diluted shares outstanding	82,776		86,096
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$28,808	$0.35	$31,847	$0.37
Adjustments (1):
Amortization (net of tax of $554 and $583)	1,662	0.02	1,749	0.02
Stock-based compensation (net of tax of $1,030 and $1,374)	3,090	0.03	4,121	0.05
Transformational and restructuring expenses (net of tax of $244 and $1,058)	733	0.01	3,174	0.03
Net impact from discrete tax events	(1,083)	(0.01)	(901)	(0.01)
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$33,210	$0.40	$39,990	$0.46

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2022 and 2021.

	Nine Months Ended September 30,
	2022		2021
Weighted average diluted shares outstanding	84,821		85,759
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$38,568	$0.45	$67,732	$0.79
Adjustments (1):
Amortization (net of tax of $1,635 and $2,049)	4,907	0.06	6,149	0.07
Stock-based compensation (net of tax of $3,223 and $3,737)	9,668	0.12	11,210	0.13
Transformational and restructuring expenses (net of tax of $1,934 and $4,760)	5,802	0.07	14,282	0.16
Gain on sale of building (net of tax of $1,820)	—	—	(5,460)	(0.06)
Loss on early extinguishment of debt (net of tax of $14,254 and $3,633)	42,762	0.50	10,899	0.13
Net impact from discrete tax events	(297)	—	(9,484)	(0.11)
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$101,410	$1.20	$95,328	$1.11

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2022 and 2021.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2022	As of December 31, 2021
Assets:
Cash and cash equivalents	$8,668	$387,391
Investments	91,396	99,715
Accounts receivable, net	294,351	301,775
Income taxes receivable	9,729	14,249
Other current assets	19,563	37,434
Intangible assets, net	19,534	21,565
Operating and finance lease right-of-use assets	69,346	65,461
Goodwill, other assets, property and equipment	1,819,370	1,794,956
Total assets	$2,331,957	$2,722,546
Liabilities and equity:
Accounts payable and accrued expenses	$306,460	$394,118
Total debt, including finance leases, net	745,923	1,004,748
Operating lease liabilities	68,213	61,080
Other liabilities	352,694	365,908
Total liabilities	1,473,290	1,825,854
Total equity	858,667	896,692
Total liabilities and equity	$2,331,957	$2,722,546

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Forward-Looking Adjusted EBITDA from Continuing Operations Attributable to Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Year Ended December 31, 2022
Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$70,000	$74,000
Interest expense	39,000	38,500
Loss on early extinguishment of debt	57,000	57,000
Income tax provision	28,700	30,200
Depreciation and amortization expense	35,000	35,000
Transformational and restructuring related expenses	10,300	10,300
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$240,000	$245,000